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                                                                EXHIBIT 10.10.2

                              AMENDMENT NUMBER TWO
                                     TO THE
                        HAVERTY FURNITURE COMPANIES, INC.
                     SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

       WHEREAS, Haverty Furniture Companies, Inc. (the "Corporation") established the Haverty Furniture Companies, Inc. Supplemental Executive Retirement Plan (the "Plan"), effective as of January 1, 1996; and

       WHEREAS, the Corporation reserved the right in Section 7.1 of the Plan to amend the Plan by action of its Board of Directors; and

       WHEREAS, the Board now wishes to approve a formal amendment to the Plan in order approximately to restore the amount of benefits a Participant will lose under the Retirement Plan by reason of the Participant's participation in the Corporation's Top Hat Mutual Fund Option Plan;

       NOW THEREFORE, the Plan is amended, effective as of January 1, 1999, as follows:

1.     Amend Article II (c) to read as follows:

       "(c) has a benefit under the Retirement Plan that has been limited by
       Section 401(a)(17) of the Code, relating to the $150,000 (indexed) limit on compensation, or has a benefit under the Retirement Plan that has been reduced because the cash bonuses which the Employee has elected to defer under the Top Hat Mutual Fund Option Plan are not included in the Retirement Plan's definition of Compensation in the year in which such cash bonuses would have been paid,"

2. Amend Sections 4.1, 4.2 and 4.3 to add, in each such Section, the following language immediately after the term "Code Section 401(a)(17):"

       "or if the cash bonuses which the Participant elected to defer under the Corporation's Top Hat Mutual Fund Option Plan had not been excluded from the Retirement Plan's definition of Compensation in the year in which such cash bonuses would have been paid,"

3. Amend Section 4.4 to add a proviso to the end of the first sentence, reading as follows:

       "; provided, however, that such $125,000 total annual benefit shall not be deemed to include the portion of this Plan's annual benefit which makes up for the reduction in the Participant's Retirement Plan Benefit which resulted from excluding the cash bonuses the Participant has elected to defer under the



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       Corporation's Top Hat Mutual Fund Option Plan from the Retirement Plan's definition of Compensation in the year in which such cash bonuses would have been paid."

4. Except as changed by this Amendment Number Two, the provisions of the Plan are hereby ratified and confirmed and shall remain in full force and effect. The Plan may be restated to incorporate the provisions of this Amendment Number Two.